EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                  Quarter Ended July 2, 1995 and June 26, 1994

(Thousands of Dollars and Shares Except Per Share Data)

                                           1995                  1994
                                     -----------------    -----------------
                                                Fully                Fully
                                     Primary   Diluted    Primary   Diluted
                                     -------   -------    -------   -------

Net earnings (loss) before
 cumulative effect of change in
 accounting principles              $(14,893)  (14,893)     1,634     1,634
Interest and amortization on 6%
 convertible notes, net of taxes (a)       -         -          -         -
                                     -------   -------    -------   -------
Net earnings (loss) before
 cumulative effect of change in
 accounting principles applicable
 to common shares                    (14,893)  (14,893)     1,634     1,634
Cumulative effect of change in
 accounting principles                     -         -          -         -
                                     -------   -------    -------   -------
Net earnings (loss) applicable to
 common shares                      $(14,893)  (14,893)     1,634     1,634
                                     =======   =======    =======   =======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                             87,635    87,635     87,981    87,981
  Actual exercise of stock
   options and warrants                   84        84         63        63
  Assumed exercise of stock
   options and warrants                    -         -      1,798     1,798
  Assumed conversion of 6%
   convertible notes (a)                   -         -          -         -
  Purchase of common stock                 -         -         (6)       (6)
                                     -------   -------    -------   -------
  Total                               87,719    87,719     89,836    89,836
                                     =======   =======    =======   =======

Per common share:
  Earnings (loss) before
   cumulative effect of change
   in accounting principles         $   (.17)     (.17)       .02       .02
  Cumulative effect of change
   in accounting principles                -         -          -         -
                                     -------   -------    -------   -------
  Net earnings (loss)               $   (.17)     (.17)       .02       .02
                                     =======   =======    =======   =======

(a) The effect of these notes is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.